UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12

RITE AID CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Filed by Rite Aid Corporation Pursuant to Rule 14a-12
Under the Securities Exchange Act of 1934

The following is a transcript of the second quarter fiscal year 2007 earnings conference call hosted by Rite Aid Corporation on Thursday, September 21, 2006 at 10:30 a.m. Eastern Time.

A playback of the call is available at www.riteaid.com starting at 2 p.m. Eastern Time on September 21, 2006.  The playback will be available on this site until 10 a.m. Eastern Time on December 21, 2006.

This document may contain forward-looking statements, which are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements.  Factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements include our high level of indebtedness, our ability to make interest and principal payments on our debt and satisfy the other covenants contained in our senior secured credit facility and other debt agreements, our ability to improve the operating performance of our existing stores in accordance with our long term strategy, our ability to hire and retain pharmacists and other store personnel, the efforts of private and public third-party payors to reduce prescription drug reimbursements and encourage mail order, competitive pricing pressures, continued consolidation of the drugstore industry, changes in state or federal legislation or regulations, the outcome of lawsuits and governmental investigations, general economic conditions and inflation, interest rate movements, access to capital, the ability of Rite Aid to consummate the transaction with The Jean Coutu Group (PJC) Inc. and realize the benefits of such transaction and our ability to assume the senior subordinated notes of The Jean Coutu Group (PJC) USA, Inc. Consequently, all of the forward-looking statements made in this document are qualified by these and other factors, risks and uncertainties. Readers are also directed to consider other risks and uncertainties discussed in documents filed by Rite Aid with the Securities and Exchange Commission. Forward-looking statements can be identified through the use of words such as “may”, “will”, “intend”, “plan”, “project”, “expect”, “anticipate”, “could”, “should”, “would”, “believe”, “estimate”, “contemplate”, and “possible”.

See the 8-K furnished to the Securities and Exchange Commission on September 21, 2006 for definition, purpose and reconciliation of a non-GAAP financial measure referred to herein to the most comparable GAAP financial measure.

Additional Information and Where to Find It

Rite Aid intends to file with the Securities and Exchange Commission a proxy statement in connection with the proposed transaction with the Jean Coutu Group.  The proxy statement will be mailed to the stockholders of Rite Aid.  STOCKHOLDERS OF RITE AID ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES

AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.  Such proxy statement (when available) and other relevant documents may also be obtained, free of charge, on the Securities and Exchange Commission’s website (http://www.sec.gov) or by contacting our Secretary, Rite Aid Corporation, 30 Hunter Lane, Camp Hill, Pennsylvania 17011.

Participants in the Solicitation

Rite Aid and certain persons may be deemed to be participants in the solicitation of proxies relating to the proposed transaction with The Jean Coutu Group (PJC) Inc.  The participants in such solicitation may include Rite Aid’s executive officers and directors.  Further information regarding persons who may be deemed participants will be available in Rite Aid’s proxy statement to be filed with the Securities and Exchange Commission in connection with the transaction.

RITE AID CORPORATION

Moderator: Kevin Twomey

September 21, 2006

9:30 am CT

Operator:

Good morning. My name is (Patrice) and I will be your conference operator today. At this time I would like to welcome everyone to Rite Aid’s Second Quarter conference call. All lines have been placed on mute to prevent any background noise.

After the speakers’ remarks there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question, press the pound key. Thank you.

Mr. Twomey, you may begin your conference.

Kevin Twomey:

Thank you, (Patrice) and good morning, everyone. We welcome you to our second quarter conference call. Mary Sammons, our President and CEO and Jim Mastrian, our Chief Operating Officer, are also on the call with me.

Our agenda for today’s call will be as follows. Mary will give an overview of our second quarter, I will review the second quarter financial results and confirm guidance for fiscal 2007 and then we’ll take questions.

Before we start I’d like to remind you that today’s conference will include certain forward-looking statements. These forward-looking statements are made in the context of certain risks and uncertainties that could cause actual results to differ.

Also, we will be using a non-GAAP financial measure. The risks, uncertainties and definition of a non-GAAP financial measure, along with a reconciliation to the GAAP measure, are described in more detail in our SEC filings.

With that in mind, let’s get started. Mary?

Mary Sammons:

Thanks Kevin. Good morning, everyone and thank you for joining us today to discuss our second quarter of fiscal 2007.

As you can see from our press release, our positive performance trend strengthened. We reported a strong increase in pharmacy sales, good prescription count growth, solid front-end sales gains and an improvement in adjusted EBITDA.

Our team did a good job controlling expenses, with SG&A down slightly as a percent of sales, even with the expected higher occupancy costs from the new and relocated stores we’ve opened in the last six quarters.

The initiatives to improve our core business keep delivering results. At the same time, we entered into a transaction that will dramatically accelerate our growth strategy and take our company to approximately 5000 stores.

We’re very excited about the agreement we announced on August 24 to acquire the more than 1850 Brooks and Eckerd drugstores from the Jean Coutu Group and expect the transaction could close sometime around the end of our fourth quarter.

I’ll have an update on the progress we’ve made since the announcement later in my remarks. First, let’s talk about the quarter.

The positive momentum in our pharmacy business continued with a 4.7% increase in same-store sales and a 2.6% increase in the number of prescriptions filled in comparable stores.

Medicare Part D scripts rose again from 11% of all scripts in our first quarter to nearly 13% in our second.

We have yet to see any effect from seniors hitting the coverage gap. The number of scripts we filled for patients aged 60 to 64 also increased — evidence that our Living More senior loyalty program with more than 2.1 million members is attracting even more seniors to Rite Aid.

Tactful marketing programs, especially against competitors’ new store openings, improved customer satisfaction, health and wellness offerings that included marketing programs focusing on skincare and vitamins and nutrition, new managed care relationships and our stronger pharmacy field structure also contributed to the increases.

Our generic dispense rate increased to nearly 61% during the quarter, with many of our regions several points higher than that, thanks to our education and marketing programs designed to maximize the benefit of generics for our patients, our payers and for Rite Aid.

As expected, new generics contributed to an increase in pharmacy gross profit over last year. But several of the launches occurred later in the quarter and the positive impact will be even greater going forward.

Also as expected, the higher margins we received from generics helped to offset some of the lower reimbursement rates from Medicare Part D. As we have said before, we believe the increase in sales volume from Part D will eventually offset the lower reimbursement.

On the front end, same-store sales continued to increase with a 2.3% gain for the quarter. All major categories except photo performed well.

Core drugstore and especially OTC was strong, as was health and beauty care, consumables and seasonal. Vitamins were up, helped by our health condition marketing program, with GNC sales posting double-digit gains.

GNC stores within our stores give us a big advantage over our competitors. By year end we plan to have them in over 35% of our stores and also plan to add them to our acquired stores where appropriate.

This was also another good quarter private brand. We increased our penetration to nearly 13% of front-end sales, with a stronger in-store focus and additional marketing support.

We’ll continue to expand our private brand business. It provides greater value for customers, gives us higher profit potential and adds to our differentiation. Our future plans include repeating our very successful annual private brand promotion, Super Value Days, which runs every January and February.

As for photo, we should see sales and margins start to improve in fiscal 2008 as we complete improvements to our equipment that will increase efficiency and lower operating costs.

The equipment changes will also give more of our stores the ability to handle digital prints in minutes, one-hour digital processing and online digital services.

As I said when I opened my remarks, our team did a great job in the quarter with good cost control in nearly every area. (Spend) management is one of our critical priorities and we expect even more benefits in the second half of our fiscal year.

As for our new store growth program, we said when we announced the Brooks-Eckerd acquisition that we’ll continue our current new and relocated store program featuring our Customer World design as planned.

We expect to deliver close to the 125 new and relocated stores we targeted for this fiscal year. And as we have said before, most will be back-end loaded. So will most of our prescription file buys for the year.

Our file buy team is focused on delivering high-quality file buys, which include getting the pharmacist or pharmacy team to move to Rite Aid along with files whenever possible.

Going forward, we’re excited about the new initiatives we’ve developed to attract both pharmacy and front-end customers. Let me give you just a few examples.

We’ll continue our focus on health and wellness services, including expanding the in-store healthcare clinic to more stores.

You may have seen earlier this week the announcement of our partnership with Lindora and the announcement this morning of our partnership with Sutter Healthcare System to bring in-store healthcare clinics to Rite Aid stores in both southern and northern California.

We’re particularly excited about these new clinics because they are unique to the concept. The Lindora Health Clinics that will open in Orange County starting next month will be the first in-store clinics to offer medically supervised weight management programs along with traditional in-store clinic services.

They are supported by 35 well-respected freestanding Lindora Medical Clinics that already operate throughout southern California.

The Sutter Express Care centers that will open later this year in Rite Aid stores in the Sacramento area are the first in-store clinics to be operated by an established hospital and healthcare network.

Sutter Health currently operates 26 acute care hospitals, including rehab, cancer, cardiac and trauma centers. We believe a market-specific strategy like this will deliver the best long-term results.

Next month we’ll launch our very successful annual health condition program on diabetes in conjunction with the American Diabetes Association, promoting the expertise of our pharmacists who have been specially trained in diabetes management.

Special screenings, risk assessment and special offers on related plan products are part of this two-month event. And we’ve added something new this year — our Walk with a Pharmacist program.

Our pharmacists are asking their patients to join them and their local ADA sponsor, America’s Walk for Diabetes, to raise money to help find a cure. And the Rite Aid Foundation is supporting them.

As you all know, the strongest relationship in a drugstore is the one our patients have with their pharmacist.

Improving customer satisfaction continues to be a critical priority for Rite Aid. And we launched new customer service initiatives at our annual Management Conference and Supplier Exposition last week to help us achieve our goals.

“Win them over, bring them back” is our new rallying cry that encourages our associates to act fast, be polite and earn trust so customers keep returning to Rite Aid. We will promote it heavily with our associates and use it to brand all of our customer satisfaction programs.

We also trained our store management on Take Ten, a new weekly ten minute manager-led in-store training program that reinforces those critical service behaviors in both the pharmacy and the front end.

These new initiatives will help us continue to emphasize Rite Aid’s commitment to providing exceptional customer service.

We’re also excited about the great seasonal assortments and strong holiday promotions we have planned for the third and fourth quarters, which we will review in more detail on our next call. Harvest and Halloween are already off to a good start and we’re looking forward to a successful holiday season.

Now let’s talk about the Brooks-Eckerd acquisition. We’ve been very busy since the announcement.

To give you an update, both we and the Jean Coutu Group filed with the FTC this week for our Hart-Scott-Rodino review. We are working with outside attorneys who are expert in this kind of retail review and we expect the process to go smoothly.

We have also targeted the first half of December as the time for a special stockholder meeting to approve the transaction. To get ready for that meeting, we’ve been out on the road talking to investors.

We’ve also been busy meeting with Brooks-Eckerd associates. Thanks to the excellent relationship we have with the Jean Coutu Group, the day after the announcement our COO, Jim Mastrian and I were able to start meeting personally with all Brooks and Eckerd field management to reassure them about the important roles they and their store teams will play in the expanded company.

I also addressed more than 1800 associates and met many of them at the Brooks-Eckerd Annual Management and Supplier Trade Show in the first week of September.

The response to the acquisition from field and store associates, pharmacy and front end has been outstanding. And I continue to be more and more impressed with the quality, professionalism and commitment of this talent group and confident that their experience and enthusiasm will bring us even more satisfied customers as we build our company for the future.

We’re looking forward to having them join our team and I’m personally looking forward to working with them.

Both of our companies understand that we must put the same high priority on communicating to associates during this transition period as we did when we made the announcement.

Brooks-Eckerd continues to update their associates on the coming change, including keeping pharmacists informed about Rite Aid’s pharmacy focus, state-of-the-art technology and career opportunities.

We’re also very fortunate to have Pierre Legault, who currently runs Brooks-Eckerd and who will join Rite Aid as Chief Administrative Officer when the transaction closes, involved in the integration process.

Our integration group is already hard at work so we can move quickly to convert the stores as soon as the transaction is completed.

Our integration leadership team is composed of me, Jim Mastrian, Pierre and Chris Hall, Rite Aid’s Senior Vice President of Strategic Business Development. Our job is to ensure accountability for integration success, guide the overall integration effort and drive decision making.

Chris will lead the integration, supported by a full-time integration team that includes experts in category management, supply chain, finance, IT infrastructure, IT development, construction, store operations, communication and change management training.

As we said during our last analyst call, among the first items on our integration list is to re-banner all the stores as Rite Aid, convert all stores to Rite Aid systems and technology, reset and remerchandise all stores, upgrade store décor and remodel stores that need it.

We will be touching every store in the first year and have a more extensive remodeling program planned in the second and subsequent years.

Those continue to be our plans. And you can view a broad timeline for these activities in the acquisition investor presentation we posted on our Web site last month.

Now I’ll turn it over to Kevin to give you more detail on the quarter. Kevin?

Kevin Twomey:	Thanks Mary. Let’s (talk through) the operating statement.

Revenues for this quarter were 4.29 billion compared to 4.13 billion last year. That was an increase of 156 million or 3.8%. The revenue increase was due to the 3.8% increase in same-store sales.

Pharmacy same-store sales increased 4.79%, which was driven primarily by a 2.6% increase in prescription.

In addition to the favorable demographic trend, our growth initiatives such as our focus on customer satisfaction, prescription file buys, our senior citizen loyalty card program and the new and relocated store program, produced results. We expect the prescription growth trend to continue.

As Mary mentioned, our mix of generic prescriptions continues to increase. During the second quarter, all generic prescriptions were 60.9% of total prescriptions, which was 86 basis points higher than last quarter. We expect this trend to continue.

New generic had a negative 194 basis point impact on pharmacy sales during the quarter, which was slightly higher than the first quarter’s negative 170 basis point impact on pharmacy sales. We expect the impact of new generics to increase for the remainder of the year.

Front-end same-store sales increased 2.3%. Our initiatives for improving customer satisfaction, along with our consistent promotion program with a focus on core categories and an anchoring in events, produced results.

The percent of sales coming from our promotion activities increased. Also as Mary mentioned, the photo category continued to be a negative contributor.

Gross profits were 1.151 billion or 26.84% of revenues for this quarter versus 1.123 billion or 27.18% of revenues for last year.

The current quarter included a noncash LIFO charge 8.9 million versus 7.6 million in last year’s quarter. The LIFO charge increase is primarily due to the effect of higher estimated product inflation.

Excluding LIFO, this quarter’s gross margin rate was 27.05% of revenues compared to 27.36% of revenues last year or a decrease of 31 basis points.

The 31 basis point decrease in FIFO gross margin rates consisted primarily of two pieces. One component was a 33 basis point decrease in front-end gross profit contribution.

Although front-end sales were higher than last year, the gross margin rate for front end was lower, due primarily to three factors — first, a higher mix of promotional sales due to customer preferences; second, a reduced vendor income amount, primarily due to the exploration of exclusivity contracts; and third, a reduced amount of gross profit contribution from the photo category.

The other component in our FIFO gross margin was a two basis point increase in contribution from pharmacy gross profit.

The increase was due to an increase in generic prescriptions and reduced pharmacy shrink. They were both positive contributors. However, these positive factors were mostly offset by lower reimbursement rates, especially Medicare Part D prescriptions.

It’s important to note that the second quarter did not include a full 13 weeks of the significant new generics introduced in the second quarter.

We expect the second half of the fiscal year to reflect a larger positive impact of generics because of increasing utilization of existing generics, a full 26 weeks of the recently introduced new generics and several additional new entries. Accordingly, we expect improvement in pharmacy gross margin rates for the remainder of the year.

Selling, general and administrative expenses for the quarter decreased as a percent of revenue by three basis points compared to the prior year.

The 3 basis points of improvement was the net result of 37 basis points of improvement from good overall expense control and the absence of holiday pay expense that was in last year’s second quarter but not in this year’s second quarter.

The 37 basis points of improvement was mostly offset by 34 basis points of deterioration coming from increases in three areas — first, a 9 basis point increase in occupancy expense driven by the new and relocated store program; second, a 9 basis point increase in depreciation and amortization, also driven by the new and relocated store program as well as our file buy program; and third, a 16 basis point impact from the absence of favorable litigation income in the current quarter.

Last year’s second quarter included 6.5 million of favorable litigation settlement income and this year’s quarter had none.

The store closing and impairment charges were 1.7 million lower than last year’s charge. The decrease was due primarily to a decrease in the store impairment charge.

Interest expense was 68.2 million for the quarter versus 67.5 million in last year’s quarter. The increase was due to higher interest rates.

Cash interest expense was 62.9 million for this quarter versus 62.6 million last year. And noncash interest expense was 5.3 million this quarter versus 4.9 million last year.

There was no loss on debt modification in the current quarter. Last year’s second quarter loss was related to the early redemption of the 11-1/4% note. The gain on asset sales was (2 point) million in the current quarter versus a gain of 2 million in last year’s quarter.

Regarding income taxes, the income tax benefit was 3.2 million compared to last year’s second quarter income tax benefit of 2.2 million.

The effective income tax rate for the current quarter is higher than last year. The increase in the effective rate is basic math. Certain permanent differences and fixed state income taxes are included in the calculation.

Those permanent differences and fixed state income taxes have not changed very much from last year. But pretax income estimates for the year are lower than last year. So in other words, the numerator is the same but the denominator is lower, thus yielding a higher effective income tax rate.

From a cash income tax perspective, we are a state income tax payer. The cash outflow for state income taxes is approximately 6% to 8% of pretax income.

Net loss for the quarter was 0.3 million compared to a net loss of 1.6 million last year. The decrease in net loss was primarily due to the 5.4 million increase in adjusted EBITDA, due primarily to increased revenue and a higher income tax benefit.

This improvement was partially offset by a $6 million increase in depreciation and amortization. Coincidentally, the absence of a loss on debt modification in the current quarter was mostly offset by the absence of litigation income in the current quarter.

Net loss per diluted share was 2 cents for the current quarter compared to 3 cents per diluted share for last year’s second quarter.

Each quarter’s diluted per share calculation included declared preferred stock dividends. You’ll remember that preferred stock dividends are not included in net income or loss but they are considered in calculating earnings or loss per share.

Last year’s second quarter also included a 5.9 million reduction in net income attributable to common shareholders. That was due to the redemption premium for the Series F preferred shares that we redeemed in last year’s second quarter.

Adjusted EBITDA for this quarter was 154.7 million or 3.6% of revenue — an increase of 5.4 million from the prior year. The schedule attached to our press release reconciles our net loss to our adjusted EBITDA. The increase was primarily due to the increase in revenue.

Now let’s turn to the cash flow statement. Cash provided by operations was 16.1 million this quarter versus 141 million in last year’s quarter. The 125 million decrease was primarily due to the decrease in funds provided from the sale of accounts receivable.

The current quarter had a decrease in funds provided by the sale of accounts receivable whereas last year’s second quarter had an increase in funds provided from the sale of accounts receivable.

I want to spotlight just a couple of other items in this section of the cash flow statement. The increase in accounts receivable that were not sold was due to the difference in timing of cash remittances from third party payers.

The use of cash for an increase in inventory, net of the increase in accounts payable was due primarily to an increased level of generic inventory purchases.

Moving down, net cash used in investing activities for this quarter was 56.3 million versus 34 million for last year’s quarter. The increase was primarily the result of capital expenditures being higher than last year and proceeds from sale and leasebacks being lower.

For the quarter we spent 66.7 million for property, plant and equipment and 6.2 million for prescription file purchases, for a total of 72.8 million of capital expenditures in the quarter.

During the quarter we opened 8 stores, relocated 17 stores, closed 14 stores and remodeled 1.

Also during the quarter we completed the sale and leaseback of five stores for net proceeds of 14 million. Please note that four of those stores that were sold in leaseback are accounted for as operating leases. And the proceeds are included in investing activities in the cash flow statement.

The one remaining store that was sold in leaseback was accounted for as a capital lease. And those proceeds are in the financing section.

Moving down that again, net cash provided by financing activities for this quarter was 25.7 million versus a use of cash of 152 million for last year’s quarter.

The change is primarily related to last year’s second quarter activity related to the early redemption of the 11-1/4% note, the redemption of the Series F preferred stock and the issuance of the Series I preferred stock.

Our liquidity continues to be strong. The availability under the revolver is over 1.1 billion.

At the end of the quarter we had 535 million outstanding under our 1.75 billion senior secured revolving credit facility. We also had outstanding letters of credit of 117.1 million at the end of the quarter.

Total debt since the beginning of the fiscal year has increased 11.2 million but advances from the sale of accounts receivable have decreased by 5 million.

So if you treat the advances from the sale of accounts receivable as debt, that redefined definition of debt balances since the beginning of the fiscal year have increased a net 6.2 million.

The 400 million accounts receivable securitization agreement continues to be a very good source of liquidity. At the end of the quarter we had utilized the securitization agreement for 325 million.

Regarding required maturities in fiscal 2007, on September 15, 2006, which is after the end of the quarter, we used the revolver to fund the 142 million of required maturities of the 12-1/2% note.

Regarding our remaining required maturities in fiscal 2007, we will refinance those either through draws on the revolver or as part of the financing for the acquisition of Brooks-Eckerd.

Finally, let’s discuss guidance. We are confirming our guidance previously given for fiscal 2007 for sales, same-store sales, adjusted EBITDA, net income or loss and capital expenditure.

We are estimating fiscal 2007 sales to be in the range of 17.4 billion to 17.65 billion. Sales guidance is based on same-store sales estimates of 2% to 4%.

We are estimating fiscal 2007 adjusted EBITDA to be in the range of 650 million to 725 million.

Our guidance reflects the fact that fiscal 2007 is a 52-week year and will benefit from an increased number of new generics, the planning of which is quite dynamic. Fiscal 2007 guidance also reflects our estimate of the effect of the planned timing and number of new and relocated stores.

We have included in our guidance the full-year effect of reduced reimbursement rates and increased prescriptions from the new Medicare Part D drug benefit plan that was introduced in late fiscal 2006.

And finally, we have included in our fiscal 2007 guidance, estimates of the negative impact from the Medicaid reimbursement rate reductions that may occur.

We are estimating our net operating results to be in the range of a net loss of $5 million and net income of $40 million. Or a loss of 7 cents per diluted share to net income of 2 cents per diluted share.

Attached to our press release is a table that reconciles our adjusted EBITDA guidance to our guidance for net income or loss.

Capital expenditures before sale and leaseback proceeds are estimated to be in the range of $450 million to $500 million for fiscal 2007. We estimate sale and leaseback proceeds to range from $50 million to $100 million.

This concludes our prepared remarks. (Patrice), we are now ready to take questions.

Operator:                                                                      At this time if you would like to ask a question, please press star then the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from Mark Husson with HSBC.

Mark Husson:               BC. You probably haven’t had a chance to sort of think about this or bring it into your guidance. But you probably saw this morning Wal-Mart has decided to offer 290 generics in the Florida market at a $4.00 co-pay.

And on a conference call that they just had for press, they said that they wouldn’t be charging the insurance company anything more than the $4.00 co-pay for that generic product.

And clearly the reimbursement rate that Wal-Mart is getting for these products right now, that you’re also getting for these products is very, very significantly higher than that.

What do you think they’re doing and what will your response be? And what will happen if this gets rolled out across the country?

Mary Sammons:           Well Mark, we just read the press release that came out this morning, as you have. And you’ve actually probably got more info because you got to listen to the - their call.

We’ll be interested to see the results of the pilot program in Florida. We don’t currently operate in Florida. But in terms of on a go-forward basis, it’s really going to depend on what happens in the Florida pilot and which other states Wal-Mart may initiate this kind of pricing.

As far as why they did it, I expect they should have said something on the call. But there could be any number of reasons that they’re doing it. And I think I need to spend a little bit more time understanding what they’ve done before I speculate on that.

Mark Husson:               Well they say that the reason for doing it is that they want to make a difference to the lives of their customers. And that people have had to choose between - presumably, uncovered people are choosing between the cost of drugs and food, for instance.

But they have said they want to roll it out across the country. And because they’re making a big PR song and dance about it right now, you know, it would be extremely poor PR on their behalf to actually go back on that.

I mean our speculation is that they’re importing a significant number of generics from overseas markets and, you know, avoiding the Tevas and so on in this country.

You know, is there something you can do to your generic supply chain to improve the pricing of generic drugs to allow you to participate in competing?

Mary Sammons:           I know on generics on a go-forward basis we think we have opportunities to also do some more direct buying, as you mentioned Wal-Mart is doing.

Mark Husson:               Okay. And my final question is how many of the plans in which you operate, in the other states in which you operate would have, you know, pricing implications if for instance, the reimbursement rate on certain generics was to drop for cash customers to $4.00?

How many plans would that bleed over to? In other words, is there a minimum cost or a minimum price provision in some of these plans that would automatically also get that $4.00 co-pay?

I ask you because you had changed your retail prices — I want to say a couple of years ago — to reduce the cash cost of prescriptions. And then you moved them back up again because it screwed up some of the reimbursement rates in your plans.

Mary Sammons:           Yeah. There were a number of instances when we did that when I think it dropped it below usual customary pricing. It would really be too early for me to give - try to give you that number. It’s something that we will certainly be looking at. We have a lot of homework to do around this issue.

Mark Husson:               Okay. But there would be some bleed-over?

Mary Sammons:           I expect there would be, just based on how the rules work today.

Mark Husson:               Okay. Great. Thanks very much.

Operator:                                                                      Your next question comes from Meredith Adler with Lehman Brothers.

Meredith Adler:            Following up on Mark’s question about - by the way, congratulations on a good quarter.

Mary Sammons:           Thanks Meredith.

Meredith Adler:            You know, following up on his question, do you know right now whether the usual and customary language holds true when a generic drug has been (maxed)?

Mary Sammons:           I believe it does.

Meredith Adler:            Okay.

Mary Sammons:           I don’t think that has any bearing on it. I think it applies in any instance.

Meredith Adler:            Okay, which sounds like Wal-Mart is bringing their entire pharmacy business down hugely by this move.

Mary Sammons:           Well now they didn’t do all of the generics because, like we’d have about at least 1500 generic products available in total. And they said - they mentioned about 300.

So they’re obviously picking a subset of them for economic reasons and they’re going to evaluate what they’re doing. And - but they’re by no means taking all of the generic products down.

Meredith Adler:            Probably fair to say they’re picking older generics where the price is already pretty low?

Mary Sammons:           That’s what - I would speculate that’s the case.

Meredith Adler:            Okay. And then I was just wondering, on the Medicaid cuts we have been hearing some speculation that CMS is going to delay implementation of the move to AMP. Have you guys heard anything about that?

Mary Sammons:           Probably no more than you have, that it still seems uncertain as to timing. So we haven’t heard that there will definitely be a delay. It would, I think be good - very good for everyone if there is, to give them more time to really understand what they’re doing.

Meredith Adler:            And so far there hasn’t been anything out of CMS about, you know, what AMP drugs - what cost will - what drugs will cost under AMP, right? I mean they haven’t done anything yet.

Mary Sammons:           No. They haven’t published anything at this point in time. I think a lot of it they’re still attempting to determine how they keep prices updated and how they make sure that it’s a reasonable cost that really reflects what, you know, retail pharmacies are paying. And that’s still been one of the big sticking points.

Meredith Adler:            My final question is just about pharmacy file buys and are you continuing to see a lot of opportunities? And is it actually in fact picking up because we’re hearing in the marketplace that even pretty well-run pharmacies are thinking about selling out.

Mary Sammons:           Well I know that our file buy pipeline is very full. And I mentioned in my comments that a lot of them we expect to come through in the back half of the year. We allocate some pretty good dollars towards it.

But we also have very strong criteria for what we buy to make sure that it really is targeting the stores that we want to be able to pour the file in, that the mix of the scripts matches up with what we’re looking for, that we’re able to retain the pharmacy team. And I think that gets us high-quality buys and we take the time to develop them.

Meredith Adler:            And my final question on that is have you seen any change in the pricing environment for the file buys?

Mary Sammons:	The pricing over the last several years has gone up somewhat. But I haven’t noticed anything dramatically different over the, say last six months.

Meredith Adler:	Okay. Thank you very much.

Mary Sammons:	Thanks Meredith.

Operator:	Your next question comes from Alexis Gold with UBS.

Alexis Gold:	Hi. Good morning.

Mary Sammons:	Good morning.

Alexis Gold:

Just a follow up on the, you know, the Wal-Mart question. You know, I think as we sit here and we look at where some of the - your competitors’ stocks are (trading), can I just kind of get a sense for - I know it’s really - how you think they might react? And how you think, you know, the drugstores as a whole might have to react to changes in the mass channel?

Mary Sammons:	I’m not sure I heard all your question because there was a lot of static.

Alexis Gold:	Oh, sorry about that.

Mary Sammons:

But I think from a competitive standpoint I mention that we don’t operate in Florida. So I think we’ll see what other competitors do in terms of what Wal-Mart has done and then we will evaluate from there.

Alexis Gold:	Okay. I guess, you know, back to, you know, the - I don’t know how much you can comment on the Rite Aid-Coutu merger. But just trying to get a sense

- I know that you filed an 8-K this week. That was really helpful with follow-up and recently asked - and frequently asked questions.

But, you know, can you give us a sense - you know, I know we continue to hear noise out of the bondholder groups. You know, how closely are you working with any of these groups? And do you think that’s going to continue to the close or do you expect any kind of settlement beforehand?

Mary Sammons:           You’re - hold on just a minute. I think your question related to what kind of discussion is going on with the bondholders and et cetera. And I’ll let Kevin just kind of give you a brief update there.

Kevin Twomey:            We respond to all the questions. And as a result of the volume of questions, we thought it best to in fact sort of capsulize those into the frequently asked questions and answers document that we filed on our Web site, as well as the file on 8-K.

I’m not quite sure, Alexis, I understood your question. We do expect to assume the 8-1/2% note.

Alexis Gold:                   Right. No, I think we realize that you expect o assume them. But obviously I think there has been, you know, two pretty - two different camps out of the bond universe. And I think, you know, there’s a group that (unintelligible) and a group that does.

And I know that, you know, we’ve heard a lot of noise about bondholder groups forming and just wanted to get a sense for how you’re working with them, how closely you’re working with them or if you’re not working with them at all. And just, you know, continue to believe that the 8-1/2s are going to be assumed and there’s no reason to work with them.

Kevin Twomey:            We’ve not been contacted by any bondholder group.

Alexis Gold:                   Okay. That’s helpful. And then, you know, you talked about addressing the 1800 associates. You know, it sounds like the response has been pretty good. But obviously the results we have seen out of Coutu have been probably less than stellar over the last couple of years.

Just trying to get a better sense for - you know, it sounds like it is a good group. But maybe, you know, what changes you can make early on that they were not able to actually make themselves in order to really drive results as a stand-alone.

Mary Sammons:           It’s important to remember that your store and field associates have to execute the interaction with the customer. And that’s in spite of what may be going on from a corporate point of view.

So when there were integration difficulties, it can reflect on a store when a store may not have had really any control over what happened.

And I would say that for - from what I’ve seen of the Brooks-Eckerd associates, they’re committed to the business. They work very hard to deliver a very positive customer experience. Culturally, we share the same kinds of values, they share the same that we have and we believe we’re bringing really good team members to our team.

And the issues that they had - that Brooks-Eckerd had were really ones of not having enough infrastructure to really handle this, to roll out systems without having to go and try to develop them first. They didn’t have management depth to do this and - whereas we don’t have that situation.

We’ve spent the last number of years building strong infrastructure, building the right kinds of system that we can convert these stores to. We have depth in our management team. We all have experience in M&A activity. So we’ve got the capabilities to handle this and handle it well.

Alexis Gold:                   Great. Thanks very much.

Mary Sammons:           Thank you.

Operator:                       Your next question comes from John Ransom with Raymond James & Associates.

John Ransom:               Hi.

Mary Sammons:           Hi John.

John Ransom:               Good morning. Just as a refresher, as we look at your store base today, and this is before the Brooks-Eckerd, what percentage of your stores would you say that are in the format that you’re happy with? And what percent still need to either be relocated or renovated?

Mary Sammons:           John, we have - we’ve obviously gone through that process and we have about 400 stores that we’ve identified as relocation candidates. And of course, we’ll be reviewing all of this in light of, you know, the new store base and geography as we move forward too.

And then certain other stores are what you’d call “remodel candidates.” And then a part of our strategy is where we are obviously missing stores in a given neighborhood or part of a market. And that also fits into our growth initiative.

John Ransom:	And remind me what percentage of your stores now are freestanding with 24-hour pharmacy.

Mary Sammons:	About 55% of them are freestanding stores.

John Ransom:	Okay.

Man:	Fifty-four.

Mary Sammons:	Fifty-four percent.

John Ransom:

Fifty-four percent are freestanding. Okay. And as, you know, certainly your comps has lagged a couple of the companies out there. Do you think as you look at market share stats by market - you obviously have very high market share in some slower growing markets.

But does your data show that you’re taking share, holding your own or are you still losing a little bit of share in your core markets?

Mary Sammons:	Well one of the reasons it was important for us to have a growth initiative is that by - when we weren’t growing for a number of years, our competitors were entering our marketplace with more stores.

If you look at our individual store sales, our sales per store have improved. So that tells me in the neighborhoods we have stores, we have gained market share.

But from the total market perspective, there are going to be places that we need to regain the position that we have. And that’s what our growth initiative was all about.

John Ransom:               But are you looking at market-by-market data from say an IMS or somebody? Are you - do you know kind of where your market share trends look like market by market and what they look like over the last couple years?

Mary Sammons:           Yes. And we track against what’s in metro market year over year and we look at all that kind of data. We look at category data in terms of market share and where our opportunity is. So store market share as well as category market share.

John Ransom:               And what’s your conclusion looking at that data? That you’re gaining share, holding on or losing share still?

Mary Sammons:           It’s going to depend by market. It really does. I mean there are going to be markets that, you know, you can clearly look to where we gain market share as a result of just improving our customer experience in those markets, even without adding a lot of stores.

There are going to be other markets where our share has gone down because competitors have opened up a lot more stores. But that’s where we’ve really focused our growth initiative. And I mentioned that we fully intend to continue that growth initiative, even with the acquisition.

And those core markets may alter slightly. But for the most part they’re going to remain the same as we identified a few years ago in terms of where we’re going to put those about 800 to 1000 stores over the next five years.

John Ransom:               Okay. Got you. And then my other just, again kind of big-picture question, if you go back to the turnaround, you know, yourself and your predecessor, the story was, you know, our gross margins are lower because our sales per square foot is lower.

As you look today versus kind of where you started, you know, with the mess that you were left with, are you happy with kind of the sales per square foot numbers that you’re producing now because I mean it seems to me like you’re - kind of been in an EBITDA flatline, you know, plus or minus for three or four years.

And I guess looking back, you know, maybe the sales productivity numbers might have been - people might have been thinking that might have been a little different than where they are.

Are you happy with them? Or do you think maybe the market’s expectations were a little inflated, just given the magnitude of the job you had to do?

Mary Sammons:           Well obviously we’re very pleased that our trends have been strengthening over the last - heck, now it’s going to be four quarters and - because it is important for us to get the productivity in the existing stores up.

And that - particularly on the pharmacy side of the business. That’s where we focused our attention. It’s where we still have a gap to close.

So I believe we have a lot more opportunity out there. And we intend to keep working initiatives to continue closing that gap.

John Ransom:               Okay. Thanks.

Mary Sammons:	Thank you.

Operator:	Your next question comes from Steve Chick from JPMorgan.

Steve Chick:	Hi. Thanks.

Mary Sammons:	Hi Steve.

Steve Chick:

Hi. Just a question on your - the pharmacy gross profit margins for the quarter - up two basis points. I guess with the, you know, with the high-profile generics during the quarter, I thought that would have been a little more.

Did that, you know, did that meet your plan? And can you just speak to how you’re feeling about that generally?

Mary Sammons:

Well remember, I think we said it would probably take us a good year to get the Medicare part of it in terms of volume to the levels that we thought it was going to be. And then the generics to the levels that they needed to be to really offset the negative impact from Medicare Part D.

You know, we’ve had nice growth in our Medicare Part D base. It was 11% in Q1. It’s almost 13% now and it has been growing week to week. And yet it’s going to take that significant growth to offset the reimbursement that comes along with that script.

And generics have been a real positive in helping offset some of it but they don’t yet offset all of it. As the generic penetration continues to improve and I mentioned last quarter that our goal is 66% of our mix to be generics by June of next year, we believe that that is going to be key to offsetting that reimbursement hit.

Steve Chick:	Okay. And I’m sorry, what - did you say what the - that percentage is today?

Mary Sammons:	Of generics? Sixty-one percent.

Steve Chick:	Okay. Sixty-one percent. And then you gave the dampening effect on pharmacy sales for this quarter. And do you happen to have it handy on what it was a year ago?

Man:	For the second quarter, Steve, of new generics?

Steve Chick:	Yeah.

Man:	Is that the question?

Steve Chick:	Of a year ago, yeah. I mean if it’s - if you don’t have it, that’s fine.

Man:	Negative 1.87.

Steve Chick:	Okay.

Man:	A hundred and eighty-seven basis points.

Mary Sammons:	And Steve, that’s new generics. If you look at total generics in terms of growth of the mix, it’s gone up significantly more than that — about 3%-plus.

Steve Chick:	It’s 3%-plus now. And what do you - what was it - do you have that a year ago or it’s...

Mary Sammons:	That’s what I’m saying. That 61% is roughly about 3% better.

Man:	It was 58% a year ago second quarter.

Steve Chick:	Okay.

Man:	Now it’s close to 61%.

Steve Chick:

Okay. That’s helpful. I guess a few months ago, you know, Longs Drugs had indicated that - subtly that the generic profitability was probably a little less than they, you know, than they would have said at the beginning of the year or at the end of last year.

Do you - because of some of the structural things that the market’s seen. Do you feel the same way? Or is it - or is your excitement level for generics basically the same as, you know, I guess you would have said six months ago?

Mary Sammons:	We still feel very positive about it. And I guess that’s even in light of the Wal-Mart news this morning, which we have to sort of wait and see what develops on that.

But there’s still a lot more profit potential out of them. They’re a greater value for the patient and for the payer — for everybody involved.

Steve Chick:	Okay. Great. And last thing, did you say the occupancy cost drag was - was that nine basis points?

Mary Sammons:	Yes.

Man:	Well occupancy and then there’s also depreciation and amortization, Steve. The sum of those (to) SG&A were 18 basis points.

Steve Chick:	Okay. But so the 9, I guess that improved from 22 basis points last quarter?

Man:	Yeah.

Steve Chick:	Okay. And that must be because of your good - the sales leverage, I would think.

Man:	Sales (unintelligible).

Man:	Yes.

Steve Chick:	Okay. Great. All right. Good. Thank you.

Mary Sammons:	Thank you.

Operator:	Again to ask a question, please press star then the number 1 on your telephone keypad. Your next question comes from Mark Wiltamuth with Morgan Stanley.

Mark Wiltamuth:	Hi. Good morning.

Mary Sammons:	Hi Mark.

Mark Wiltamuth:

Mary, just wanted to kind of ask a little more on the Wal-Mart question. It seems like their move here is really aimed at the cash segment of the business. Can you really tell us what your mix of generics is in your cash business?

Mary Sammons:	It’s probably slightly higher than our overall because a customer who’s paying cash is going to go towards that. But I would suspect it’s beyond their cash customer that they’re putting this into place for. I think that’s why they’re doing a pilot to really see where their mix of scripts comes from.

Mark Wiltamuth:	On your insured business, I mean a lot of the customers there are probably only paying a $5.00 co-pay for generics anyway. So does this really cause much of a threat to the insured business?

Mary Sammons:	Yeah. I don’t - see, I don’t know. It’s really going to depend on what the plans have.

Mark Wiltamuth:	What the plans have in terms of their co-pay?

Mary Sammons:

Of their co-pay, yeah, because, you know, for instance, what if a plan had a $10 co-pay? And so I think it’s really early to try to speculate on it till we can spend a little bit more time digging into what they’re doing here.

Mark Wiltamuth:	So it sounds like a lot of the analysis is really going to be focused on what is the price of the 291 drugs, how low are they and does it matter.

Mary Sammons:

Yeah. And does it matter because they’re - you know, it is definitely a subset of what would be available. And so they have picked and choosed as to what they’re putting into this program and I think it’s still - it is way too early for me to say what their even success is going to be with what they’re doing.

Mark Wiltamuth:

Okay. And then just the switchover to the Brooks-Eckerd deal, do you have any sense on how the timing is going to work on antitrust reviews? And then also looking at managing that new group of stores, are you going to be really augmenting your management team to take on that larger responsibility?

Mary Sammons:

I mentioned on the first question that we filed with the FCC just this week. Both Jean Coutu Group and us filed for the Hart-Scott-Rodino review. And so then I think you have a 30-day time period where they respond and then you go from there.

We’ve allowed plenty of time within the purchase agreement for us to spend this one time negotiating and just talking with the regulatory agency. But it’s too early to really speculate. And you’re going - we’re going to let it go the course it goes.

But we expect it to be a smooth process and for the transaction to wrap up or close, hopefully in our fourth quarter or slightly later, depending on when the regulatory review finishes up.

Mark Wiltamuth:	Okay. And then...

Mary Sammons:	And then the other question on the management, one of the definite places- obviously you augment it by extending the field structure that we have in place in terms of how the stores are supervised.

And we announced last year that we made a change in our field structure and put a lot more focus behind pharmacy and creating 16 new regional pharmacy vice presidents. We’ll be putting that same structure into place for our new geography and our new stores that are added.

And so the field for sure there will be changes. And as necessary, we will also add other positions corporately. We’ve gone through a pretty rigorous corporate review and it’ll be part of our integration and transition plan.

Mark Wiltamuth:	Okay. Thank you.

Operator:	Your next question comes from Karen Miller with Bear Stearns.

Karen Miller:	Hi. Good morning.

Mary Sammons:	Good morning.

Man:	Morning.

Karen Miller:	I’m wondering if you could talk a little bit about the competitive activity, both in pharmacy and front end. Are you seeing it about the same, heightened...

Mary Sammons:

Well the competitive activity is probably more noticeable on the front-end side of the business because pharmacy operates a little bit differently, although a number of front-end competitors do run certain kinds of offers on pharmacy prescriptions, same as we do in terms of transferring.

There is, I’d say about the same amount of promotional activity out there across the board. You see certain markets where there may be a little bit more.

I think what we have found is customers buying a little bit more promotionally. And that might be from their economic situation and where their money needs to go. So that trend we have noticed.

Karen Miller:

Okay. And also we’re about, I guess a month into your 3Q. Are you seeing - it looks like it’s a pretty bad allergy season. Are you seeing any pickup in OTC or pharmacy as a result or is it too early to tell?

Mary Sammons:	Well we are still early into the quarter and so we’re - we feel confident about our business trends going forward. So that’s probably about all I can say until we would release sales for September.

Karen Miller:

Okay. Great. And then finally, if you could talk a little bit about if the acquisition with Jean Coutu’s U.S. stores, the Eckerd stores, does, you know, does go through, would you be thinking of selling any assets other than store overlap?

I know you’re acquiring six DCs. Would there be a possibility to sell these?

Mary Sammons:

We are still looking at the overall distribution network. And obviously you would go beyond the time period of just closing on the transaction because you have rationalization and, you know, store base and where you’re going to put your new stores. And all of that needs to be stirred into the equation.

But we feel very positive about the fact that we have got a really solid distribution network to support all of the stores when you put the DCs together. And it’s just too early to make a prediction on what we’ll do there.

Man:	Right now today, I might add, Karen that the store portfolio they have right now, we think has the potential of reaching the performance levels that we want.

You never say never in this business. But as long as they have the potential and we’ve got operating activities that we think are going to help us get to that potential, then there’s no practical reason to monetize those assets.

Karen Miller:	And the six DCs wouldn’t be extraneous for you since there is such a considerable geographic overlap?

Mary Sammons:

No. Like I said, we still are - it’s early in the process we’re going through to make that decision. But we will certainly look at that. We haven’t included anything in our synergy development for any of that.

Karen Miller:	Okay. Thanks. That’s helpful.

Operator:	Your next question comes from Viktoria Orizarska with KBC Alternative.

Viktoria Orizarska:	Hi. Good morning.

Mary Sammons:	Good morning.

Man:	Morning.

Viktoria Orizarska:	Hi. Just to get a little clarification on your CAPEX guidance, the 450 million, 500 million, that’s for fiscal year 2007. Correct?

Kevin Twomey:	Correct.

Viktoria Orizarska:	And I don’t know if you provided guidance for next year but would you expect that to change materially?

Kevin Twomey:

Generally speaking, no. But remember, the timing of the close for the Brooks-Eckerd acquisition would have a significant impact on the capital expenditures because of the integration capital expenditure.

Viktoria Orizarska:	Right. And that leads me actually to my next question. And you provided guidance of 450 million to 500 million for that alone. So together it’s almost 1 billion of CAPEX within the first 12 months?

Kevin Twomey:	That’s - you’re quoting - you’re mixing apples and oranges a little bit there.

Viktoria Orizarska:	Okay.

Kevin Twomey:

Remember to take into consideration the proceeds that we get from the sale and leaseback of stores. So our net guidance if you will, for like our current fiscal year after this - so it’s gross capital expenditures minus the sale and leaseback is about 400 million.

And then what we’ve said is that the integration CAPEX, if it were to, for example, happen on the first day of our fiscal 2007, that would be net capital expenditures of roughly $800 million to $850 million. Now...

Viktoria Orizarska:	Okay. In total, 800 million.

Kevin Twomey:

Right, on a combined basis. Now after - that’s after the first 12 months of integration. Then after integration capital expenditures, the combined company after sale and leaseback proceeds is going to be probably at about a $550 million capital expenditure (unintelligible).

Viktoria Orizarska:

Okay. (Unintelligible). All right. And then you also mentioned in your previous conference call that in the first 12 months after CAPEX and after integration CAPEX, your free cash flow would be negative.

How are you going to sponsor - to finance that additional CAPEX? Are you - or in other words, do you expect your net debt to actually rise 12 months into the acquisition?

Kevin Twomey:

The first 12 months of activities after the closing of the acquisition, because of the capital expenditure associated with the integration, the continuation of our existing program, as well as the results from operations, will result in an increase in our debt. And it will be funded with draws on the revolver.

The second 12 months thereafter, the operating cash flows minus capital expenditures will be positive. And we expect to start to pay down debt then.

Viktoria Orizarska:

Okay. So you - okay. And I don’t recall if you provided the guidance of those 1800 stores that you’re acquiring with - from Jean Coutu. How many of those are actually stores that they own and how many of those are stores that are leased?

Kevin Twomey:	The Brooks-Eckerd’s chain owns about 175 stores.

Viktoria Orizarska:	Hundred and seventy-five?

Kevin Twomey:	Approximately, yes.

Viktoria Orizarska:	So about, what, over...

Kevin Twomey:	Over 1600 are leased.

Viktoria Orizarska:	Okay. And would you be able to provide us with any guidance as to what the lease expense from those is? Or...

Kevin Twomey:	No. We’re not in a position to really give you any guidance with regards to rent expense.

Viktoria Orizarska:	Okay. And the EBITDA guidance that - well I guess the 2006 EBITDA guidance that you gave for Brooks and Eckerd stores, is it after lease expense or before?

Kevin Twomey:	Rent expense is included in that EBITDA number.

Viktoria Orizarska:	So it’s EBITDAR?

Kevin Twomey:	Yeah. We aren’t in a position to give you a rent expense number so that you could get to an EBITDAR.

Mary Sammons:	It’s included in their EBITDA numbers.

Viktoria Orizarska:	Okay. So the EBITDA number is...

Mary Sammons:	Would have their lease expense in it.

Viktoria Orizarska:	Okay. Okay. All right. Great. Thank you very much.

Mary Sammons:	Thank you. Operator, we’ll take one more question.

Operator:	Your final question comes from Karru Martinson with CIBC World Markets.

Karru Martinson:	Good morning.

Mary Sammons:	Good morning.

Man:	Morning.

Karru Martinson:

I was just wondering, in terms of what you were seeing in Michigan and some of the other markets as a result of the current issues right now going on in the automotive market, the announced restructuring, are you seeing pressure in those markets on the consumer?

Mary Sammons:	I would say that that’s probably part of the reason why promotional sales have increased is because of customers, especially in certain areas, feeling some economic pressures.

Karru Martinson:	But you’re not seeing a change in the same-store sales performance, you know, materially different than your other store base - the rest of your store base?

Mary Sammons:	No. It just - it would depend on the specific store.

Karru Martinson:	Okay. Thank you very much.

Mary Sammons:

Thank you. I’d like to take just a minute and wrap this up. We had a good quarter. Strong sales trends continued, good expense control by everyone within our company. Our new store development program continued according to plan.

And just as important on a go-forward basis, we’re very focused on our core business in the second half of the year, with strong initiatives in place to drive sales, improve margin and continue cost control.

Our announcement of the Brooks-Eckerd acquisition represents a major milestone for Rite Aid and long-term benefit for our shareholders. Integration planning is already underway.

And we’re looking forward to working with a great group of associates when we finally close the deal, hopefully sometime within our fourth quarter.

Bottom line, we’re excited about our future, whether it’s the next two quarters or when we become a larger chain. Thanks again for joining us.

Operator:	Thank you. This concludes today’s conference call. You may now disconnect.

END